UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 18, 2011

CHINA BCT PHARMACY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-145620	20- 8067060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 102, Chengzhan Road
Liuzhou City, Guangxi Province, P.R.C. 545007
 (Address of principal executive offices, including zip code)

(011) 86-(772) 363 8318
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On January 18, 2011, the Company entered into a Series A Convertible Preferred Shares Purchase Agreement (the “Purchase Agreement”) with Milestone Longcheng Limited (“Milestone”) pursuant to which Milestone will purchase 9,375,000 shares of the Company’s Series A Convertible Preferred Shares, par value $.001 per share (the “Preferred Shares”), for an aggregate purchase price of $30 million.  The Preferred Shares carry a dividend of 5% and are convertible initially into an equal number of shares of our Common Stock at an initial conversion price of $3.20 per share.  The transaction is subject to a number of closing conditions, including the completion of the amendment of our Certificate of Incorporation to increase our authorized capital to 170 million shares of capital stock consisting of 150 million shares of Common Stock (an increase of 50 million shares) and 20 million shares of blank-check preferred stock which our board of directors will have the authority to issue (the “Amendment”) and the filing of the Amendment and of the Certificate of Designation adopting the terms of the Preferred Shares. All necessary board and stockholder action to approve adoption of the Amendment have been taken and the Amendment will be complete upon filing with the Delaware Secretary of State which will occur 20 days after the mailing to our stockholders of an information statement pursuant to Section 14(c) of the Exchange Act.  We filed this information statement with the SEC on January 18, 2011 and will mail it at the earliest date available in accordance with provisions of Section 14(c) and the regulations thereunder.  The board has also approved the Certificate of Designation, subject to the filing of the Amendment.  The Certificate of Designation will be filed after the filing of the Amendment in connection with the closing of the sale of the Preferred Shares.

In connection with this transaction, the Company and Milestone also entered into a registration rights agreement (the “Registration Rights Agreement”) and, with certain of the Company’s principal stockholders, a shareholders agreement (the “Shareholders Agreement”).  The Registration Rights Agreement provides for registration under the Securities Act of 1933, under various circumstances, of the shares of Common Stock into which the Preferred Shares can be converted.  Under the Purchase Agreement, Milestone (or successor holders of the Preferred Shares) will have the right to name one director and to recommend an additional independent director to the Company’s board of directors, which we expect will be increased to seven directors after closing.  The Purchase Agreement also provides that Milestone (or successor holders) will have consent rights with respect to certain operating matters.  The Shareholders Agreement provides limitations on the rights of the principal shareholders to engage in competing businesses in the event that they are no longer employed with the Company and also provides a process for their sale of their shares, including first offering them to the holders of the Preferred Shares and co-sale rights of the holders.  Under the Certificate of Designation the holders of Preferred Shares have pre-emptive rights with respect to future offerings and have voting rights with the Common Stock as well as separate voting rights with respect to certain extraordinary transactions.  After issuance the Preferred Shares will represent 18.5% of the outstanding share capital of the Company.  These shares, together with the shares of Common Stock owned by Ms. Zhang (representing approximately 44.3% of the outstanding share capital after this transaction) will hold the majority voting interest in the Company.  We anticipate that the transaction will be closed approximately 30 days after signing or as soon there after as we and Milestone determine.

The descriptions of the terms and conditions of the Purchase Agreement, the Registration Rights Agreement and the Shareholders Agreement are qualified in their entirety by the full text of such documents, each of which is attached hereto as an Exhibit.

Item 3.02    Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01   Financial Statements and Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Series A Convertible Preferred Shares Purchase Agreement, by and between the Company and Milestone
10.2	Registration Rights Agreement, by and between the Company and Milestone
10.3	Shareholders Agreement, by and among the Company, Milestone, certain shareholders of the Company and Mr. Tian Hui Tang as representative for the shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China BCT Pharmacy Group, Inc.

Date: January 18, 2011	/s/ Tian Hui Tang
Tian Hui Tang
Chief Executive Officer